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

The following is a transcript of a video that was posted on PaineWebber's website on October 6, 2000
-----------------------------------------------------------

          JOE GRANO: This morning, a gentleman by the name of Lugman Arnold is going to speak to us. Lugman is currently the Chief Financial Officer for UBS AG. Let me begin by telling you that when we were in the early days of our discussions with UBS, and evaluating if we, as a firm, saw merit in a consolidation with their fine organization. As I've discussed with you in the past, the more we spoke, the more it became apparent that if we were going to prepare ourselves for the new world five years from now, and this evolving trend of regionalization, and globalization going on, we needed a partner. But, as you can also expect, when you're a fervently independent firm, and you're dealing with all the issues of a merger, I must tell you that the gentleman you're going to hear from this morning, probably had more to do with getting closure on both sides. Not only did he express an inordinate amount of enthusiasm for the transaction, was very knowledgeable - he did his homework on us, trust me - and, more importantly, he took on an air of can-do, with a flair of compromise where compromise was warranted. I don't believe, frankly, that we'd be here today if it weren't for his efforts. Let me tell you a little bit about his background, he actually started out in the American model, going back to a bank in Dallas, and spent some time with Mannie Hannie in Honk Kong, Singapore,


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                                                                             2

and other parts of the world. But then he went, from 1983-1992, to work for Credit Suisse First Boston, first as a managing director, and later as a member of the firm's operating committee. In 1993, he joined Bank Pariba, where he served as a member of their executive committee, management committee, and their board. Lugman has been working for UBS and its predecessor since 1996. Through the years he has assumed various roles, he served as Chairman and Chief Executive Officer of their Asia Pacific operation, Chief Operating Officer of Warburg Dillon Read, and currently, as I suggested, Chief Financial Officer for the whole group, and reports to the group executive board of UBS AG. Lugman, we are pleased to have you here, and so everybody knows we're going to record this, we understand that everybody is an employee shareholder, and not all of our employees are here, so we will videotape this transaction and this discussion, we will have a Q&A, and then we will also pass out a hard copy to everyone who has attended, of the discussion. Without further ado, Lugman Arnold. [applause]

          LUGMAN ARNOLD: Good morning everyone, and thank you very much for those kinds words, and also for the opportunity for being here and talking to everyone here today. We had hoped to actually hand out the presentation which I'll be giving today, the lawyers advised us that we have to wait to for the F-4 to be delivered to you. If they arrive by the end of this session, we'll make sure you can get both the F-4 and the presentation on your way out, otherwise, I think we'll make sure it gets delivered to you personally, as soon after this as we can. As in most presentations, the following discussion contains forward-looking statements, and our actual results may differ materially from those discussed here. Additional information concerning factors that could cause such a difference can be found in our second quarter 2000 report, which is available here today, and other publicly-disclosed financial reports, all of which are always posted on our web. Partnership can be powerful. On July 1, 1879, a pair of ambitious young gentlemen, Charles Cabot Jackson and Franz Curtis, opened an office on Congress Street in Boston. The firm, known as Jackson & Curtis, was created in the words of its founders, "to conduct the business of brokerage and banking." Just over a year later, on the first of October, another pair of ambitious young people, William Paine, and Wallace Webber, opened the brokerage house on Congress Street, just a few doors down from Jackson & Curtis. Their firm was called Paine & Webber, and was capitalized at $24,000. For more than 60 years, the two companies competed and prospered side by side. Then, in 1942, they merged to become Paine Webber Jackson & Curtis. The merger papers were signed at the broker private club, which, as you probably know, still exists here on 54th

Street, and by that time the capitalization of the combined firms was more than $4 million. There were 30 partners and 23 offices, and the new company was on its way to becoming one of the giants of the brokerage business. I mention that bit of history because this says a lot about PaineWebber, its culture, and about the roots of its success. It says a lot, too, about the power of partnership, which has remained central to PaineWebber's philosophy, from its merger with [Barron Fitch North] in the 60's, to Kiddder Peabody in the 90's, and most recently Bradford, and now UBS. In much the same way, UBS is a company that has succeeded through the power of partnership. Like PaineWebber, UBS was formed through the merger of two competing firms, Union Bank of Switzerland, and Swiss Bank Corporation in 1998. As you can see from this slide, the roots of the two banks go back to 1862 and 1872, respectively, pretty much around the time that Paine & Webber was formed. Both banks expanded over these years through acquisitions and mergers, and in 1946, just a few years after the creation of Paine Webber Jackson & Curtis, the Union Bank of Switzerland opened its first office in New York. When I speak of partnership, I do not just mean the merging of two businesses. I refer to the marrying of cultures. The firm cannot succeed in the long run, and certainly cannot be a great firm, unless it also has a great culture. At UBS we make our share of mistakes, sorry, that's life. But, what we do understand is the value


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                                                                             5

of diversity, the value of culture, the importance of culture. And, let me give you just three examples from our recent past: first, I would like to mention O'Connor. At the time that O'Connor came together with Swiss Bank Corporation, it was a very powerful derivatives machine in Chicago, very strong partnership culture, with about a couple hundred people. Much, much smaller than Swiss Bank Corporation, which had in its offices, at that time, tens of thousands already. But, O'Connor brought quite a few things, the first was an affinity for technology, which has remained with us ever since. Secondly, a trading approach which remains core to our trading approach today. But, the most extraordinary thing about it was the reverse cultural revolution that O'Connor brought to Swiss Bank Corporation. And, this was quite deliberate on both houses parts, because effectively, Marcel Ospel handed them the keys to Swiss Bank Corporation to allow him to do that. And, it did transform Swiss Bank Corporation, and help it move into the modern age in a very dramatic way. The second example I would like to use, again, is a US example, its Brinson Partners, Gary Brinson. When Brinson and Swiss Bank joined, a similar approach was taken. Gary was told, "here are the keys to the entire institutional asset management business we have, please could you run it globally, and transform it." And he did. And, if there's been problems with the asset management business, they've been driven by what's happened in the market, and the difficulty price value management has had in the new economy world, as a value style. But, what is indisputable is that Gary transformed the investment process and professionalism of the institutional asset management business. And, the final example I'd like to use is Warburg. Warburg itself was, again, a very strong culture, originally partnership, and aggressive, competitive, and very strong on the institutional plan franchise. What happened was that, the combination of this institutional plan franchise, and the trading and technology of what was then Swiss Bank/ O'Connor, created a very powerful global institutional business. There are many other examples, both in the States and Europe, but also in places like Australia, where these firms had a very big impact. And, it's not the size of the firm that has made the difference, it's the culture and the strength of that culture. Because otherwise, how could a couple hundred people from O'Connor or Brinson and have such a big impact on a group this size? What we have is that openness towards encouraging that cultural change, because we know if we're going to survive in this very competitive industry, we're not going to survive unless we change. And, the more we can change, the more we can import better cultures, better ways of doing business, better insights, the more we have a chance together of competing. Today, UBS is one of the top ten banks and securities firms in the


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                                                                             7

world, in the basic market capitalization, as well as the second largest in Europe. Our ultimate goal has never been size alone, size is not an end in itself, size does not have much to do with vision, size is not a strategy. We are a global integrated investment services firm, and in Switzerland, the leading bank. I know that everyone hates this tag, but if you can come up with a better one, we'd be very happy to adopt it. The issue here is that in Switzerland, we are the leading bank, and it is a very important part of our roots. We are a universal bank in Switzerland, in effect. Now, we don't want to be universal bank anywhere else in the world. What we don't like about universal banking is the reliance on balance sheet, is the credit, is the really, really retail business. And, that's why we call ourselves a global investment services firm. It's a distinction, if you like, between Morgan Stanley and Merrill Lynch, whom we view as peer competitors, and HSBC, which we believe want to be global universal banks, which we do not want to be. That's why we're stuck with this tag and, as I say, I'd be very happy if one of you comes up with the better tag, I think we'd be very happy to adopt it. UBS is not a holding company, our company is made up of a portfolio of complementary businesses, managed together for optimal shareholder value. Six key strategies drive all of our business groups: be global, in the future every single UBS client will be global in outlook, whether as a result of global presence, or through global investments. The affluent investors are increasingly global investors, that's why, as Don Marron has said, this is the right merger with the right partner at the right time. Global is not an option, it's a necessity, and every single one of our businesses must compete on the global scale; pursue scale and scope, because proper scale in all our key businesses will enable us to deliver the full spectrum of services, or scope, of maximum efficiency; put advice at the center - our client philosophy is advice-driven -- as Joe Grano consistently emphasizes, "serious money will never, ever be wholly delegated to the computer." At UBS, we share this PaineWebber philosophy, and we have stolen Joe's quote for our brochures. Now, there's an obvious link between distribution and product choice. By having distribution, we will bring our content excellence to an ever-broader client base, adding distribution, be it organically through acquisition merger, or strategic partnership, and we are flexible in how we go about it. Clearly, this strategy was a core element of why PaineWebber and UBS started speaking in the first place. Equally important is the capacity to attract and retain those client franchises through the power of opening product choice. Choice, after all, is central to enhancing our client offerings, and we believe that we can remain the anchor supplier to our distribution franchises, but that we have to support the in-house range with a quality stream


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                                                                             9

selection of third-party products if we want to offer true value to our clients, and to be competitive in the marketplace. No doubt, this is a single biggest strategic and mental shift that UBS had to make over the last 18 months. It made it because we saw the writing on the wall, and quite clearly what was happening in the U.S. market, in particular. But, we have made that change, and we're totally committed to it, and that's your distribution and franchise. And finally, leveraging technology excellence. We are fully committed to being a part of the technologically elite. Technology will enable us to extend our reach to clients and markets we could not have accessed before. Technology will enable us to perfect our clients experience, and to increase the number of products and services they buy from us. In short, the shared wallet. Technology will also enable us to minimize the production cost of our services. We do not see e-commerce as a business, per se. It is, quite simply, integral to all of our business lines, and everything that each of us does everyday. I think, again, there's a pretty close relationship to the PaineWebber philosophy. We like to believe that for an organization our size, that our group structure is simple. I've heard from some of your colleagues that they beg to differ, but it is a large organization, and we do try to keep it as simple a we can. We only have three key business groups, each with separate business units. We


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                                                                            10

track and report each one of these separately, which results in a granularity of disclosure, which is exceptional in our industry, including in our industry all of our American competitors. Our group focuses on four key targets, and I would say here that we are very, very careful about forward statements, differential disclosure, and all of these things. We are very careful not to overcommit in terms of targets, we don't see the upside. However, our return on equity for the second quarter was slightly beneath the figure recorded in the first quarter, but still well above our target range of 15-20%. Our basic earnings per share grew 139% between the second quarter of 1999 and 2000, exceeding our target of double-digit growth. The group cost/income ratio is well below that of the second quarter '99, but has increased slightly since the first quarter 2000, as market related revenues fell slightly. And, after positive starts to the year net new money in the private banking units we're slightly negative in the second quarter, against a more muted market background for asset growth, compared to the first quarter. I'm not talking about assets under management, just the net new money, which excludes divided flows and interest flows. I don't propose to go into detail on a lot of the financials, you're very welcome to ask me questions about it, but I thought we should leave more time for questions at the end, so I'll be very brief. Here, the main story is that the less volatile interest and fee and


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                                                                            11

commission lines were compounded annual growth rate, over the past 18 months they've been 24%. Compared to last year, the growth in our cost base would be more than offset by our revenue growth. We have very firmly established cost controls, and you see this in the Swiss numbers, in particular. This is interesting because it shows you where the earnings come from, and you can see that it's pretty evenly balanced between what we call UBS Switzerland, and what we call UBS Warburg. I should say that this is not a geographical source of earnings chart, because UBS Switzerland has a lot of clients, or revenues, that are effectively international in origin, and equally, UBS Warburg has a lot of revenues which are Swiss in origin. But, it does show you that these are the two big business machines. UBS Asset Management, in relative terms, is small, in profit contribution terms, but this is very important to us reputationally, and also in terms of the content they provide. So, we obviously pay as much attention to this as to any of the other two business groups. On a global basis, every single one of our groups is in the top echelon of its particular business, and in the future, we are committed to enhancing the competitive position on each one, globally. All of our business groups work together in an integrated fashion. Products flow from the wholesale business unit, which you see on the left of the chart here, to the individual client units, in a way


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                                                                            12

which significantly and favorably benefits both franchises, the wholesale and the private clients. We believe that the current round of consolidation proves, more than ever before, that the product-based content businesses, and client-based distribution businesses cannot thrive separately, they need each other. UBS Switzerland comprises our private banking and private and corporate client units, and bring together all our businesses based in Switzerland, integrating the finest tradition in Swiss banking. In a very fragmented industry, UBS is, indisputably, the world's largest private bank. Because we understand the business, we respect and value what PaineWebber's achieved, and hope that your leadership will help us to compete better and smarter in this base, globally. Private banking revenues derive approximately 70% from asset base fees and advisory services, and 30% from transaction fees. Our strategy is clearly to increase the asset base and advisory fees, and to reduce a percentage of the transaction base fees, and we are working on this, and it is succeeding. Our strategy centers on the client advisor. Here we combine strong, personal relationships with a comprehensive range of products and services, designed specifically for the wealthy clients, and supplemented and enabled by leading edge technology. Again, pretty similar to the PaineWebber philosophy. Scope and scale both matter, and they're closely related. Scope is our bank's ability to provide the full range of products and


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                                                                            13

services from the commodity product to the exotic product, in an integrated fashion. Size comes in because the cost base required to develop the scope of services is significant. This slide simply shows you that in Switzerland, PCC, which is the private and corporate part of the business in Switzerland, is really dominant in Switzerland. It has 27% market share, the next largest is Credit Swiss with 11%. These are important roots for business, they are also important sources of revenues for all of our business groups. Here you can see the improving trends of cost income lines, and this is partly attributable to the merger and the benefits in Switzerland, in particular. And just to show you that Switzerland is not that backward, since the merger, which was the end of June, '98, we've closed 200 branches, or nearly 40% of the entire combined retail network. So, we have moved quickly to achieve the benefits on both the cost side, but also the revenue side, in Switzerland. I think we can move quickly through these, so you'll get all the slides, I think I won't spend a lot of time on this. Our e-bank metrics look like all e-bank metrics should look, and now we come, really, to the UBS Asset Management, and I only have one comment to make on UBS Asset Management, but I'm happy to take questions later, and that is that when Brinson joined with UBS, and they made Gary Brinson responsible for the institutional asset management globally, we moved the


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                                                                            14

headquarters of that business to Chicago, where Brinson was based. Since then, we've added the entire mutual fund business, which is, by the way, the largest in Europe, and the important thing to recognize is that that business is still headquartered in Chicago. And, we believe that that is the right place to be because a lot of the asset management trends start in the States, and if, by being here, we're more on top of what's happening. So, that's headquartered in Chicago, the investment bank is headquartered in London, it is global group in that sense too. Despite the tough times that price value management has had within the new economy world, the institutional business is still at the top five globally, by assets. I would just like to stress that, even though the price value part of the business has been challenged because of the new economy, they are still amongst the best in that style, and that is both Brinson and Philips & Drew. They also have significant strength and good performance in a number of other styles, including high-yield emerging markets, fixed- income, and alternative investment styles like capital preservation, hedge funds, private equity, oil and gas, timber, real estate. But, what has happened is that the problems of the price value style, in the current markets, mean that the loss of assets from those portfolios, which means equity and balance portfolios in the U.S. and U.K., has more than offset the growth in the other styles, and the


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                                                                            15

funds managed in the other styles. That trend is now improving, and obviously the most important thing for us is to see a stronger performance of price value management as a result of the changed economic circumstances this year. Because the questions over some of the technology areas, for example, has meant that more money is coming back to value-based investment, which helps Brinson and Philips & Drew. Again, I think I'll skip through the key investment funds, and move onto Warburg. Although Warburg will naturally be transformed by the addition of PaineWebber, the foundation stone of this deal, which is a step we already took earlier this year, in bringing our on-shore private client businesses outside Switzerland, together with our securities businesses. The point here is that the private bank, which in UBS Switzerland, provides a classic Swiss banking model for private clients who may be in Switzerland or abroad. What we have done there, is to say that the private client business of Warburg should include all of the domestic private banking businesses, we are doing in Germany, or doing in France, or Japan, what PaineWebber does in the States. And, that is all part of Warburg, and as you will see later, actually, now a part - going forward - of PaineWebber. Lead table positions are not the whole story, nor are they a particularly good measure of profitability. But, Warburg has certainly made steady progress this year, especially in completed M&A that led the August rankings


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                                                                            16

globally. But, the real motor of all those businesses is the institutional client franchise, especially the equities business, which is gaining market share across all regions, including the U.S. And, this is a business that really benefited from bringing together, if you like, the cultures and client franchises of Warburg, with the culture and technology and trading prowess of O'Connor - it really did work. These top class client franchises have driven Warburg to record level of profitability this year. The second quarter results only fractionally below their first quarter equivalents, despite much quieter markets. In fact, we believe this to be the best second quarter on first quarter performance of any of our major competitors. The strategies of the corporate institutional clients unit are based on the more of the same, meaning that we will continue to invest in, for example, Sector expertise, but necessary to increase the content, and supplies of products for our investors. More global clients whether the merger with PaineWebber helps enormously in diversifying the global clients private client footprint. And more technology innovation. Bear in mind that Warburg already boasts one of the industry's most highly-regarded on-line presences, IBOL, short for investment banking on line. The clients can access all its content and execution services through a single electronic gateway, and through a single application at the pass. UBS Capital is the private equity arm of Warburg, and we believe


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                                                                            17

this to be an attractive asset class for UBS, and continue to build a portfolio towards a ten billion target. We also believe this is a very important asset class for our private clients, and if you look at the funds raised externally, the bulk of that was, indeed, raised from private clients. PaineWebber will take over running the existing private client franchise, as well as the e-services initiative, will transform the Warburg on-shore private client business we have. And, the result of the merger is that 2/3's of the whole of Warburg's employees will be in the United States. In the future, PaineWebber's private client and asset management businesses will remain together under their existing management and brand names. Honestly, the only real risk we run is if we ask PaineWebber and your leadership, and all of you, to do more than is reasonable, because we want to support acceleration of our development, your development in the United States, and simultaneously, to ask for your help in growing our private client business globally. At least it should be challenging, it should be exciting, and hopefully rewarding for all of us. PaineWebber - that is all of you - bring growth in the most attractive affluent market in the world. The firm cannot claim to be global today, if it is not a major factor in a most important, most dynamic marketplace, which is, of course, the USA. And the U.S. is also important, because it is a source of new ideas and trends, and if you're not here, and you're not on top of


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                                                                            18

those trends, you're not going to be able to react soon enough to compete effectively outside the U.S. globally. We are very committed to the PaineWebber leadership, in seeking to build the PaineWebber franchise further in the United States. We want to compete effectively with, and frankly, to beat, Morgan Stanley, Merrill Lynch, which are two of the peer groups, against which we benchmark UBS and all its businesses. As you know, you bring an up-scale focus on the high end of that market, significantly outstripping your biggest rivals in average account size. You bring experience and success in combining new technologies for the advisor relationship, as you have proven so successfully with the Edge product. So, let me talk a little bit about the rationale behind the UBS PaineWebber deal, certainly as far as UBS has seen it in our discussions. First, it is obviously the marriage of content and distribution. Secondly, it is achieving access to your private clients, prowess, to help us achieve global leadership in this area. And finally, to the cultural factors, which I mentioned earlier. The strategic fit, between our business and your business, is compelling and right. It is the right market for us, which is the United States, the right business, which is asset gathering, and the right segment within that business, which is the core affluent. Together, our combined firms obviously comprise the premier private client business globally, and in addition, there are quite a few


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                                                                            19

other very important factors which came to consideration. PaineWebber lends significant U.S. muscle to the Warburg institutional franchise, certainly in U.S. equity research, but not only. The new firm boasts unique distribution, which is the path for corporate finance calling cards, but something which they can really leverage globally. The visible commitment to the U.S. market considerably augments our combined hiring platform and, as we know, success in this business is partly a war for talent, for attracting talent, for invigorating talent, and for keeping talent. And above all, our culture and business philosophy fit hand-in-hand. This chart shows clearly the unique affluent and high net-worth client base that UBS will possess. No competitor will have similar global private client distribution power, or a footprint that is so perfectly balanced. We will, together, have 2% of investable assets in the U.S., 2% in Europe, and 2% in Asia Pacific, just a coincidence, but it's also the fact. 2%, actually, is a very low market share for a global leadership position, which is what we have, and therefore, in the consolidating industry we would hope that together we could significantly increase that market share to something more typical of a leadership position in the global marketplace, which is a huge opportunity for us all. In some respects, PaineWebber's multiple and share price could not reach the stratosphere without two key elements in place, which was


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                                                                            20

the global reach, and the investment banking side. The combination of content and distribution is now positioned to secure re-rating, and Morgan Stanley Dean Witter demonstrated the immense power of joining premier content and private client distribution. We plan and mange our portfolio businesses exclusively for the long-term maximization of shareholder value. At UBS, we pride ourselves on strong capitalization and ratings. As two key parts of the value proposition, we offer both to clients, and to shareholders. We're also committed, both now and in the future, to active capital management. Earlier this year, for example, in the space of around five months, we bought back 4.5% of our own shares. That's quite a sizable percentage in U.S. terms, it's extraordinary in European terms. We do not view buying back shares as a strategy, by the way, it's a capital management technique, so we only do it if we really don't see terrific opportunities to achieve better returns on investing our capital. And, we hope with you, we will have those opportunities
- certainly in the U.S., and hopefully elsewhere -- to invest our cash flow. One of the interesting points is, "why do we have such a strong cash flow?" because there are other people with the same profits who don't have that cash flow. And, the reason is that we really manage our businesses, we really look at risk/reward, and we don't blow out the balance sheet unless we're getting paid for it. So, the result is that, it's not


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                                                                            21

just a matter of generating the excess capital, it's also a matter of not utilizing it in inefficient, or uneconomic ways. That is why we have such a strong cash flow. And, when we you look at our first half return of equity at over 30%, please keep in mind that this is on a very high capitalization, so it's not even comparable to some competitors who make similar numbers on lower capital. The tier one ratio is a measure of capitalization which is used in the banking system, and the minimum required for this by the BIS is 4%. Most major competitors with good ratings have around 8%. At the end of June, we had 12%, despite having gone through the share buy-back approach. So, to make a 30% return in conjunction with maintaining a very strong capitalization, obviously says something about how the first half went. We are very aggressive in our approach to increasing the transparency in both our reporting and analysis. And UBS has a commitment to set a new sector benchmark for transparency and quality of analysis, and I don't just mean for Europeans, I mean globally, including our U.S. competitors. And, we're very happy to stand up and be compared in terms of that disclosure, that transparency, and granularity of what we disclose, with any U.S. competitor. So, how does the market view UBS? I think it's fair to say that while market sentiment has been very positive, both towards our strategic direction, and the PaineWebber merger, that the stock has not fully made up the discounts to what


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we consider to be our closest peer group. The positive of this is that we still have room. Regardless of sentiment, the share price has enjoyed a decent run, relative to sector index this year, and I'd like to also comment on the fact that we have very strong downside protection quality, because if times are difficult, or things uncertain, and there's a flight to quality, we represent that type of quality to which there is a flight. So, under relative terms, we probably do well in a situation like that. Obviously, in absolute terms, we would rather not have difficult times, but at least we have that downside protection quality. To let me conclude with what we are, not in terms of size, but in terms of strength, first, we enjoy a leading industry position in all of our core businesses. We enjoy the strong ratings and capitalization and cash flow. We have a unique client franchise and brand, with an unmatched record of technological innovation. We're known for excellence in risk management. We have proven expertise in mergers, acquisitions, and integration, as a glimpse of our history has shown you. But most of all, we have a culture that genuinely embraces change. Now, we add to that all of the strengths of PaineWebber, an organization that shares a number of those same success factors, while adding many more. And, in a marketplace which has fulfilled now the promise of globalization, this is, indeed, the right merger, the right partner, the right time. I mentioned


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earlier the impact of previous mergers on our group's culture, and I wanted really to say that everybody at UBS is really proud and excited by this merger. I have to stress this, and this even applies to small branches in Switzerland, which are not that affected by the merger. They're really proud of this association that we're forging together. And, because we have an open culture, because we embrace change, and because we want our new partners to affect how we do things, we are welcoming, we are looking forward to the changes that all of you will bring to UBS, the contribution you'll make both to our business, and to our culture. So, I'd like to thank you very much for listening to this. I'm very happy to take any and all questions. If there are limitations, what I can say they're only SEC imposed, unless they're really line management issues, in which case I have very good support from Joe to help me out with those, because I'm not the line manager. Thank you very much, indeed.